EXHIBIT 99.1

IR Agency Contact:	Company IR Contact:	Media Contact:
Rebecca Herrick	Pacific Ethanol, Inc.	Paul Koehler
Lippert / Heilshorn & Assoc.	916-403-2755	Pacific Ethanol, Inc.
415-433-3777	866-508-4969	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

PACIFIC ETHANOL ANNOUNCES
EFFECTIVENESS OF ONE-FOR-SEVEN REVERSE STOCK SPLIT

Sacramento, CA, June 7, 2011 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, announced today that it has filed an amendment to its Certificate of Incorporation to effect a one-for-seven reverse stock split of its issued and outstanding shares of common stock. The reverse stock split will be effective as to stockholders of record at 12:01 a.m. Eastern Time on Wednesday, June 8, 2011. Trading of the Company’s common stock on a split-adjusted basis is expected to begin at the open of trading on June 8, 2011.

As a result of the reverse stock split, every seven shares of pre-split common stock will automatically be reclassified as and converted into one share of post-split common stock. The reverse stock split, which was approved by the Company’s stockholders on May 19, 2011, will reduce the number of shares of the Company’s outstanding common stock from approximately 135.2 million shares to approximately 19.3 million shares. Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share.

The Company’s common stock will continue to trade on the NASDAQ Capital Market under the symbol "PEIX," with the fifth character “D” added to the end of the trading symbol, beginning on Wednesday, June 8, 2011, for a period of 20 trading days to indicate that the reverse split has occurred. The Company’s common stock will revert to trading under its original symbol "PEIX" after the 20 trading day period.

The Company has retained American Stock Transfer & Trust Company ("AST") to act as exchange agent for the reverse stock split. AST will manage the exchange of old, pre-split shares for new post-split shares. Stockholders of record as of the effective time of the reverse stock split will receive a letter of transmittal providing instructions for the exchange of their shares. Stockholders who hold their shares in book entry form will be contacted by their banks or brokers with any instructions. For further information, stockholders and securities brokers should contact AST at 877-248-6417 on or after June 8, 2011.

The purpose of the reverse stock split is to raise the per share trading price of the Company’s common stock to better enable the Company to maintain the listing of its common stock on The NASDAQ Capital Market. As previously disclosed, in order to maintain the Company’s listing on The NASDAQ Capital Market, the Company’s common stock must have a closing bid price of $1.00 or more for a minimum of 10 consecutive trading days. If the Company is unable to meet this requirement, The NASDAQ Listing Qualifications Panel will issue a final determination to delist and suspend trading of the Company’s common stock. There can be no assurance that the reverse stock split will have the desired effect of timely raising and maintaining the closing bid price of the Company’s common stock to meet this requirement.

About Pacific Ethanol, Inc.
Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (WDG), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 20% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to sufficiently increase the closing bid price of its common stock and continue to qualify for listing on The NASDAQ Capital Market are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Pacific Ethanol refers you to the “Risk Factors” section contained in its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2011 and in its most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2011.